FINANCIAL STATEMENTS AND REPORT OF
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

FUMUME, LLC

DECEMBER 29, 2002 AND DECEMBER 30, 2001

                                    CONTENTS


                                                                             Page
                                                                             ----
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS............................ 3

FINANCIAL STATEMENTS

   BALANCE SHEETS............................................................. 4

   STATEMENTS OF OPERATIONS................................................... 6

   STATEMENTS OF CHANGES IN MEMBERS' EQUITY................................... 7

   STATEMENTS OF CASH FLOWS................................................... 8

   NOTES TO FINANCIAL STATEMENTS.............................................. 9

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
FUMUME, LLC

                We have audited the accompanying balance sheets of FUMUME, LLC as of December 29, 2002 and December 30, 2001, and the related statements of operations, members' equity, and cash flows for the year ended December 29, 2002 and the period from inception (April 9, 2001) to December 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

                We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FUMUME, LLC as of December 29, 2002 and December 30, 2001, and the results of its operations and its cash flows for the year ended December 29, 2002 and the period from inception (April 9, 2001) to December 30, 2001, in conformity with accounting principles generally accepted in the United States of America.


/s/ Grant Thornton LLP


Minneapolis, Minnesota
April 4, 2003

                              FINANCIAL STATEMENTS

                                   FUMUME, LLC

                                 BALANCE SHEETS

                     DECEMBER 29, 2002 AND DECEMBER 30, 2001




                ASSETS                                     2002         2001
                                                        -----------  -----------
CURRENT ASSETS
   Cash and cash equivalents                            $        --  $   536,535
   Accounts receivable                                      170,404       43,808
   Inventories                                              231,095      296,639
   Current portion of notes receivable from member           50,332       47,845
   Prepaid expenses and other current assets                316,270      278,498
                                                        -----------  -----------

                Total current assets                        768,101    1,203,325

EQUIPMENT-AT COST
   Leasehold improvements                                 1,847,761    4,021,616
   Equipment and fixtures                                 1,508,961    1,898,278
                                                        -----------  -----------
                                                          3,356,722    5,919,894
   Less accumulated depreciation and amortization           351,561      224,921
                                                        -----------  -----------
                                                          3,005,161    5,694,973

OTHER ASSETS
   Goodwill, net of accumulated amortization
     of $187,419 in 2002 and 2001                         3,025,470    3,025,470
   Note receivable from member, net of current portion      207,652      253,926
                                                        -----------  -----------
                                                          3,233,122    3,279,396
                                                        -----------  -----------

                                                        $ 7,006,384  $10,177,694
                                                        ===========  ===========


The accompanying notes are an integral part of these statements.

       LIABILITIES AND MEMBERS' EQUITY               2002           2001
                                                 ------------   ------------
CURRENT LIABILITIES
   Bank overdraft                                $    184,290   $         --
   Current maturities of long-term debt               318,388         16,366
   Accounts payable                                   257,717        208,563
   Accrued liabilities                                670,626        185,025
                                                 ------------   ------------

                Total current liabilities           1,431,021        409,954




LONG-TERM DEBT, net of current maturities               9,331        304,113





MEMBERS' EQUITY
   Contributed capital                             11,623,322     11,045,406
   Accumulated deficit                             (6,057,290)    (1,581,779)
                                                 ------------   ------------
                                                    5,566,032      9,463,627
                                                 ------------   ------------

                                                 $  7,006,384   $ 10,177,694
                                                 ============   ============

                                   FUMUME, LLC

                            STATEMENTS OF OPERATIONS

                  YEAR ENDED DECEMBER 29, 2002 AND PERIOD FROM
                 INCEPTION (APRIL 9, 2001) TO DECEMBER 30, 2001




                                                     Period from
                                                     inception
                                  Year ended     (April 9, 2001) to
                                  December 29,      December 30,
                                     2002               2001
                                ---------------   ---------------
Revenues                        $     7,011,248   $     2,582,419

Food and beverage costs               2,193,884           739,986
                                ---------------   ---------------

                Gross Profit          4,817,364         1,842,433

Operating expenses
   Labor and benefits                 1,667,597           667,597
   Direct and occupancy               1,493,548           816,221
   General and administrative         3,625,642         1,940,061
   Impairment write-down              2,500,282                --
                                ---------------   ---------------
                                      9,287,069         3,423,879
                                ---------------   ---------------

                Operating loss       (4,469,705)       (1,581,446)

Other expense
   Interest expense                       5,806               333
                                ---------------   ---------------
                                          5,806               333
                                ---------------   ---------------

                NET LOSS        $    (4,475,511)  $    (1,581,779)
                                ===============   ===============


The accompanying notes are an integral part of these statements.

                                   FUMUME, LLC

                    STATEMENTS OF CHANGES IN MEMBERS' EQUITY

                  YEAR ENDED DECEMBER 29, 2002 AND PERIOD FROM
                 INCEPTION (APRIL 9, 2001) TO DECEMBER 30, 2001




                                             Contributed   Accumulated
                                               capital       deficit          Total
                                             ------------  ------------   ------------
Balance at April 9, 2001, date of inception  $         --  $         --   $         --

   Contributions from members                  11,045,406            --     11,045,406

   Net loss                                            --    (1,581,779)    (1,581,779)
                                             ------------  ------------   ------------

Balance at December 30, 2001                   11,045,406    (1,581,779)     9,463,627

   Contributions from members                     577,916            --        577,916

   Net loss                                            --    (4,475,511)    (4,475,511)
                                             ------------  ------------   ------------

Balance at December 29, 2002                 $ 11,623,322  $ (6,057,290)  $  5,566,032
                                             ============  ============   ============


The accompanying notes are an integral part of these statements.

                                   FUMUME, LLC

                             STATEMENTS OF CASH FLOW

                  YEAR ENDED DECEMBER 29, 2002 AND PERIOD FROM
                 INCEPTION (APRIL 9, 2001) TO DECEMBER 30, 2001




                                                                              Period from
                                                                               inception
                                                             Year ended    (April 9, 2001) to
                                                             December 29,      December 30,
                                                                 2002              2001
                                                             ------------  ------------------
Cash flows from operating activities:
   Net loss                                                  $ (4,475,511)     $ (1,581,779)
   Adjustments to reconcile net loss to net cash
     used in operating activities:
       Depreciation and amortization                              576,071           414,220
       Impairment write-down                                    2,500,282                --
       Other                                                      (14,512)               --
       Change in assets and liabilities:
         Accounts receivable                                     (126,596)          (43,808)
         Inventories                                               65,544          (296,639)
         Prepaid expenses and other current assets                (37,772)         (278,498)
         Accounts payable                                          49,154           208,563
         Accrued liabilities                                      485,601           185,025
                                                             ------------      ------------

                Net cash used in operating activities            (977,739)       (1,392,916)

Cash flows from investing activities:
   Capital expenditures                                          (386,541)       (3,256,680)
   Issuance of note receivable                                         --          (300,000)
                                                             ------------      ------------

                Net cash used in investing activities            (386,541)       (3,556,680)

Cash flows from financing activities:
   Bank overdraft                                                 184,290                --
   Payments on note payables                                       (4,461)           (1,312)
   Proceeds from notes payable                                         --           320,020
   Contributions from members                                     647,916         5,167,423
                                                             ------------      ------------

                Net cash provided by financing activities         827,745         5,486,131
                                                             ------------      ------------

Net (decrease) increase in cash and cash equivalents             (536,535)          536,535

Cash and cash equivalents at beginning of year                    536,535                --
                                                             ------------      ------------

Cash and cash equivalents at end of year                     $         --      $    536,535
                                                             ============      ============

Supplemental disclosures of cash flow information:
   Cash paid during the year for interest                    $      1,627      $        333
   Non-cash investing and financing activities:
     Initial contribution of tangible and intangible assets  $         --      $  5,877,983
     Note receivable reduction through contributed capital
       distribution                                          $     70,000      $         --


The accompanying notes are an integral part of these statements.

                                   FUMUME, LLC

                          NOTES TO FINANCIAL STATEMENTS

                     DECEMBER 29, 2002 AND DECEMBER 30, 2001


NOTE A-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   FUMUME, LLC ("the Company") was formed on April 9, 2001 to operate Isaac Hayes themed restaurants. A Chicago, Illinois restaurant was opened in May 2001 and a Memphis, Tennessee restaurant was opened in October 2001.

   A summary of the Company's significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

   Fiscal Year

   The Company has adopted a 52/53 week accounting period ending on the Sunday nearest December 31 of each year.

   Cash and Cash Equivalents

   The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company maintains its cash balances in two financial institutions, which at times, may exceed federally insured limits.

   Accounts Receivable

   The Company considers accounts receivable to be fully collectible, accordingly, no allowance for doubtful accounts has been established. If amounts become uncollectible, they will be charged to operations when that determination is made. The Company grants credit to customers in the normal course of business, but generally does not require collateral or any other security to support amounts due.

   Revenue Recognition

   Revenue is recorded at the time food and beverages are served.

                                   FUMUME, LLC

                     DECEMBER 29, 2002 AND DECEMBER 30, 2001


NOTE A-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-Continued

   Depreciation

   Equipment, fixtures and leasehold improvements are recorded at cost. Improvements are capitalized while repair and maintenance costs are charged to operations when incurred. Equipment and fixtures are depreciated using the straight-line method over estimated useful lives ranging from three to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term, including renewal options, or the estimated useful life of the assets which is 20 years.

   Inventories

   Inventories consist principally of food, beverages and retail goods and are recorded at the lower of cost (first-in, first-out) or market.

   Advertising Costs

   The Company expenses advertising costs when incurred. Advertising costs were $231,222 for the year ending December 29, 2002 and $76,661 for the period from inception (April 9, 2001) to December 30, 2001.

   Income Taxes

   Income taxes on earnings of the Company are payable personally by the members. Accordingly, no provision has been made in the financial statements for Federal and state income taxes. The Company's intention is to make distributions to the members sufficient to pay income taxes resulting from the effect, if any, of the Company's earnings on their personal income tax returns.

   Recoverability of Long-Lived Assets

   Pursuant to Statement of Financial Accounting Standards (SFAS) No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets, the Company evaluates long-lived assets for impairment. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be recoverable. Assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows.

                                   FUMUME, LLC

                     DECEMBER 29, 2002 AND DECEMBER 30, 2001


NOTE A-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-Continued

   A restaurant is deemed to be impaired if a forecast of undiscounted future operating cash flows directly related to the restaurant is less than its carrying amount. If a restaurant is determined to be impaired, the loss is measured as the amount by which the carrying amount of the restaurant exceeds its fair value. Fair value is an estimate based on the best information available, including prices for similar assets or the results of valuation techniques such as undiscounted estimated future cash flows as if the decision to continue to use the impaired restaurant was a new investment decision. The Company generally measures fair value by discounting estimated future cash flows. Considerable management judgment is necessary to estimate undiscounted future cash flows. Accordingly, actual results could vary significantly from such estimates. During the year ended December 29, 2002, the Company recorded an impairment charge of $2,500,282 related to the Chicago restaurant site. During the period from inception (April 9, 2001) to December 30, 2001, the Company recorded no impairment charges.

   Fair Values of Financial Instruments

   Due to their short-term nature, the carrying value of current financial assets and liabilities approximate their fair values. The fair value of borrowings, if recalculated based on current interest rates, would not significantly differ from the recorded amounts.

   Goodwill and Change in Accounting Principle

   The Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142), on January 1, 2002. This statement provides that goodwill and intangible assets with indefinite lives, should not be amortized but reviewed for impairment annually, or more frequently if indicators of impairment arise. Accordingly, with the adoption of SFAS 142 in 2002, the Company discontinued the amortization of goodwill. The information presented below reflects adjustments to information reported in 2001 as if SFAS 142 had been applied in 2001. The adjustment includes the effect of not amortizing goodwill.

                                                        Period from
                                                          inception
                                        Year ended    (April 9, 2001) to
                                        December 29,    December 30,
                                           2002             2001
                                       -------------    -------------
     Reported net loss                 $  (4,475,511)   $  (1,581,779)
     Add back: goodwill amortization              --          187,419
                                       -------------    -------------

                                       $  (4,475,511)   $  (1,394,360)
                                       =============    =============

                                   FUMUME, LLC

                     DECEMBER 29, 2002 AND DECEMBER 30, 2001

NOTE A-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-Continued

   The Company assesses the recoverability of goodwill on an annual basis. Impairment is tested at the concept level for goodwill based upon the historical cash flow and other relevant facts and circumstances as the primary basis for the Company's estimates of future cash flows. A concept is deemed to be impaired if a forecast of undiscounted future operating cash flows directly related to the concept is less than its carrying amount of fixed assets and goodwill. Fair value is an estimate based on the best information available, including prices for similar assets or the results of valuation techniques such as undiscounted estimated future cash flows as if the decision to continue to use the concept was a new investment decision. The Company tested goodwill for impairment at the January 1, 2002 transition date and at December 29, 2002, and determined that no impairment existed.

   New Accounting Pronouncements

   In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company believes the adoption of SFAS No. 143 will not have a material effect on the Company's financial position or results of operations.

   In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS 145 streamlines the reporting of debt extinguishments and requires that only gains and losses from extinguishments meeting the criteria in Accounting Policies Opinion 30 will be classified as extraordinary. The Company has chosen not to early-adopt SFAS No. 145 and believes the adoption of SFAS No. 145 will not have a material effect on its financial position or its results of operations.

   In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses accounting and processing for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue 94-3. SFAS No. 146 requires the recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred versus the date a company commits to an exit plan. In addition, SFAS No. 146 states the liability should be initially measured at fair value. The requirements of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The Company believes the adoption of SFAS No. 146 will not have a material adverse effect on its financial position or its results of operations.

                                   FUMUME, LLC

                     DECEMBER 29, 2002 AND DECEMBER 30, 2001


NOTE A-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-Continued

   Accounting Estimates

   In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE B-FORMATION OF COMPANY

   The Company was formed on April 9, 2001 through the contribution of the following:

                                                                     Equipment
                                                                        and
                                                      Intangible     leasehold
     Member                              Cash           assets      improvements      Total           Units
                                      ------------   ------------   ------------   ------------   ------------
     Lifestyle Ventures, LLC          $  1,056,510   $    873,490   $         --   $  1,930,000         22,000
     H&H Holding Company, LLC                   --      1,580,000             --      1,580,000         18,000
     Famous Dave's of America, Inc.        825,507          9,399      2,665,094      3,500,000         40,000
     Jack Belz                           1,000,000        750,000             --      1,750,000         20,000
                                      ------------   ------------   ------------   ------------   ------------

                                      $  2,882,017   $  3,212,889   $  2,665,094   $  8,760,000        100,000
                                      ============   ============   ============   ============   ============

   The total initial contribution to the Company was $8,760,000. Famous Dave's of America, Inc. is required to fund the Company's subsequent cash losses. This obligation will terminate with respect to the Chicago club if after any two-year period there are cumulative operating losses. With respect to the Memphis, club this obligation will terminate if cumulative operating losses exceed $2.0 million or if after any five-year period there are cumulative operating losses. Additional contributions to the Company under this obligation were $577,916 for the year ended December 31, 2002 and $2,285,406 for the period from inception (April 9, 2001) to December 31, 2001.

   The units were valued based on the fair market value of the cash and equipment and leasehold improvements contributed by Famous Dave's of America, Inc. of $825,507 and $2,665,094, in exchange for 40,000 units. Goodwill was calculated as the fair market value of the units, as described above, less any cash contributed.

                                   FUMUME, LLC

                     DECEMBER 29, 2002 AND DECEMBER 30, 2001


NOTE C-INVENTORIES

   Inventories consisted of the following at:

                                 December 29,     December 30,
                                     2002            2001
                                 -------------   -------------
       Food and beverages        $      45,069   $      92,538
       Retail goods                      8,841          30,350
       Smallwares and supplies         177,185         173,751
                                 -------------   -------------
                                 $     231,095   $     296,639
                                 =============   =============

NOTE D-NOTE RECEIVABLE

   During November 2001, the Company signed a note receivable with one of its members for $300,000. The note bears interest at 9% annually and is due in quarterly installments of $17,500, first applied to interest and then to principal, with the entire note due before December 2006. Subsequent to December 29, 2002, this note was forgiven - see Note H.


NOTE E-LONG-TERM DEBT

   Long-term debt consists of the following at:

                                                                                 December 29,   December 30,
                                                                                    2002           2001
                                                                                 ------------   ------------
     Note payable to member; interest at 9%; payable in quarterly installments of $8,925 applied first to interest then principal,
       remaining balance due December 2006                                       $    168,783   $    153,903

     Note payable to member; interest at 9%, payable in quarterly installments of $8,575 applied first to interest then to
       principal with remaining balance due December 2006                             144,690        147,868

     Other                                                                             14,246         18,708
                                                                                 ------------   ------------
                                                                                      327,719        320,479
     Less current maturities                                                          318,388         16,366
                                                                                 ------------   ------------

                                                                                 $      9,331   $    304,113
                                                                                 ============   ============

                                   FUMUME, LLC

                     DECEMBER 29, 2002 AND DECEMBER 30, 2001


NOTE E-LONG-TERM DEBT-Continued

   Payments due on the notes payable to members were not made in 2002. This resulted in the notes being in default and the classification of all outstanding notes payable as current. Subsequent to December 29, 2002, these notes were paid in full or forgiven - see Note H.


NOTE F-RELATED PARTY TRANSACTIONS

   During the year ended December 29, 2002, the Company had transactions with various members. They paid Famous Dave's of America, Inc. $494,513 for management fees and the reimbursement of 2001 miscellaneous operating, construction and Chicago equipment rental expenses, Lifestyle Ventures, LLC $44,293 for facility support and miscellaneous expenses, and Peabody Place, LLC (a company owned by Jack Belz) $627,660 for rent of the Memphis facility. During the period from inception (April 9, 2001) to December 30, 2001, the Company paid Lifestyle Ventures, LLC $6,906 for facility support and miscellaneous expenses, and Peabody Place, LLC (a company owned by Jack Belz) $232,931 for rent of the Memphis facility.

   The Company has a note receivable outstanding with a member, H&H Holding, LLC, as of December 29, 2002 and December 30, 2001 - see Note D. They also have two notes payable outstanding to members, Famous Dave's of America, Inc. and Jack Belz, as of December 29, 2002 and December 30, 2001 - see Note E.

NOTE G-COMMITMENTS AND CONTINGENCIES

   The Company leases its two restaurant facilities. The lease agreements provide for annual rentals (including allocated occupancy costs), subject to a rent escalation and annual operating cost adjustment clauses.

   The Chicago, Illinois facility lease expires in May 2008 and the Memphis, Tennessee facility lease expires in September 2016. Rent expense was $979,000 and $394,000 for the year ended December 29, 2002 and for the period from inception (April 9, 2001) to December 30, 2001. Subsequent to December 29, 2002, the Company entered into an agreement that reassigned the Chicago, Illinois facility lease to one of its members. The future minimum payments for the Chicago facility have been assumed by an acquiring company (see Note
   H). No future minimum payments are due as of December 29, 2002 for this facility.

                                   FUMUME, LLC

                     DECEMBER 29, 2002 AND DECEMBER 30, 2001


NOTE G-COMMITMENTS AND CONTINGENCIES-Continued

   Future minimum payments are as follows for the Memphis, Tennessee facility lease for the years ending:

                2003                                              $  499,000
                2004                                                 499,000
                2005                                                 499,000
                2006                                                 509,000
                2007                                                 558,000
                Thereafter                                         5,300,000

NOTE H-SUBSEQUENT EVENTS

   In February 2003, the Company redeemed the membership interest held by Famous Dave's of America, Inc., consisting of 40,000 membership units. In exchange for its membership units, Famous Dave's of America, Inc. agreed to take all the assets and the lease obligation of the Chicago, Illinois facility. These membership units were then reissued to another member, Jack Belz. Also in accordance with this arrangement, the Company's $300,000 note receivable with H&H Holding Company and the Company's note payable to Famous Dave's of America, Inc. were forgiven. The Company's note payable with Jack Belz was repaid in full.